SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /


CHECK THE APPROPRIATE BOX:
/ / Preliminary Proxy Statement         / / Confidential, for Use of the
/ / Definitive Proxy Statement              Commission Only (as permitted by
/ / Definitive Additional Materials         Rule 14a-6(e)(2))
/X/ Soliciting Material Pursuant
    to ss. 240.14a-11(c) or ss. 240.14a-12

                               HAVEN BANCORP, INC.
       -------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                       N/A
    -------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)


PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/     No fee required
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        (1)      TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:



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/ /     Check box if any part of the fee is offset as provided by Exchange Act
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

[HAVEN BANCORP LOGO]


FOR IMMEDIATE RELEASE: July 20, 2000

CONTACTS:   Catherine Califano, S.V.P. /C.F.O., Haven Bancorp
            Tel. (516) 683-4483
            Annette Esposito, F.V.P./Communications Director, Haven Bancorp
            Tel. (516) 683-4231


                  HAVEN BANCORP REPORTS SECOND QUARTER RESULTS

         Westbury, NY--Haven Bancorp, Inc. (Nasdaq: HAVN), the holding company for CFS Bank, today reported net income of $7.1 million, or $0.80 per basic common share ($0.76 per share, diluted) for the second quarter of 2000, compared to $3.3 million, or $0.38 per basic common share ($0.37 per share, diluted) in the second quarter of 1999. Net income for the six months ended June 30, 2000, was $7.2 million, or $0.81 per basic common share ($0.77 per share, diluted), compared to $5.9 million, or $0.68 per basic common share ($0.66 per share, diluted) for the first six months of 1999. Net income for the six months ended June 30, 2000, excluding pre-tax restructuring charges, net of recoveries, totaling $6.9 million taken in the first quarter of 2000, would have been $11.6 million, or $1.31 per basic common share ($1.26 per share, diluted).

         Philip S. Messina, Chairman and Chief Executive Officer, stated, "We are pleased to report a 110% increase in net income from the second quarter of 1999 and a 49% increase over the first quarter of 2000, excluding the restructuring charges. This outcome was due to the continued growth in the revenues from our supermarket branches and the savings realized from the restructuring of our mortgage operations, the reduction of our workforce and the elimination of certain other discretionary expenses which began in the first quarter of 2000."

         "We believe we will see continued momentum in our results and look forward to our strategic partnership with Queens County Bancorp, Inc. In anticipation of this event, we are in discussions to provide distribution of our investment products to the customers of Queens County Savings Bank by late in the third quarter of 2000. As we continue to strengthen our franchise, we are confident that the merger of Haven Bancorp with Queens County offers the greatest value to our shareholders," concluded Messina.

         As of June 30, 2000, the Bank had 62 supermarket branches with total deposits of $908.3 million, an increase of $9.8 million, or 1.1%, from $898.5 million at March 31, 2000. Core deposits equaled 48.8% of total supermarket branch deposits, compared to a ratio of 45.6% in traditional branches. The total number of core deposit accounts in the supermarket branches was approximately 198,000 as of June 30, 2000, compared to 167,000 as of June 30, 1999.
Non-interest income from supermarket branches totaled $5.4 million in the second quarter of 2000 compared to $4.7 million in the first quarter of 2000. Non-interest expense, including allocated overhead, totaled $9.1 million for the period compared to $9.2 million in the first quarter of 2000. For the first half of 2000, non-interest income from supermarket branches totaled $10.1 million and non-interest expense, including allocated overhead, totaled $18.3 million for the period.

         Net interest income for the second quarter of 2000 was $19.8 million, a 10.6% increase over net interest income of $17.9 million in the second quarter of 1999. The increase was primarily the result of interest-earning asset growth. Average interest-earning assets increased by 13.3% in the second quarter of 2000 compared to the second quarter of 1999, primarily due to a 35.4% increase in average debt and equity securities, and a 23.5% increase in average mortgage loans. The net interest margin in the second quarter of 2000 was 2.80% compared to 2.87% in the second quarter of 1999. For the first half of 2000, net interest income totaled $39.4 million, a 15.5% increase over the $34.1 million recorded in the first six months of 1999. The net interest margin for the first six months of 2000 was 2.77% compared to 2.84% for the first six months of 1999.

         Commercial and multi-family real estate loan originations for our portfolio totaled $51.3 million in the second quarter of 2000, compared to $49.4 million originated in the second quarter of 1999. Commercial and multi-family real estate loan originations for our portfolio totaled $82.8 million in the first six months of 2000, compared to $83.4 million originated in the first six months of 1999. Commercial and multi-family real estate loan originations include $29.9 million of construction and land loans originated in the first six months of 2000, compared to $2.1 million for the first six months of 1999.

         Residential real estate loan originations and purchases for our portfolio totaled $21.9 million in the second quarter of 2000, compared to $146.1 million originated and purchased for portfolio in the second quarter of 1999. In addition, $35.0 million of residential loans were originated or purchased for sale in the secondary market during the second quarter of 2000 compared to $148.4 million in the second quarter of 1999. The decrease in loan originations and purchases for portfolio and for sale in the secondary market was due to the wind down of the residential mortgage origination operations in the first quarter of 2000. Residential real estate originations and purchases for our portfolio totaled $59.3 million in the first six months of 2000 compared to $278.2 million for the comparable period in 1999. In addition, $130.8 million of residential loans were originated or purchased for sale in the secondary market during the first half of 2000 compared to $309.1 million in the comparable period in 1999.

         The provision for loan losses in the second quarter of 2000 was $0.6 million compared to $0.9 million in second quarter of 1999. The decrease in the provision was due to the expected decrease in the growth of the residential loan portfolio. The allowance for loan losses was $17.2 million, or 0.94% of loans, at June 30, 2000 compared to $16.7 million, or 0.92% of loans, at December 31, 1999. For the first half of 2000, the provision for loan losses totaled $1.2 million compared to $1.6 million for the first half of 1999. Non-performing assets at June 30, 2000 totaled $7.6 million, or 0.26% of total assets. Non-performing loans, comprised of non-accrual and restructured loans, were $7.0 million and real estate owned, net, was $0.6 million at June 30, 2000. At June 30, 1999, non-performing assets totaled $10.1 million, or 0.36% of total assets; non-performing loans totaled $9.5 million and real estate owned, net, equaled $0.6 million.

         In the second quarter of 2000, non-interest income, excluding net gains on sales of interest-earning assets, increased to $8.7 million, or 19.2%, from $7.3 million in the second quarter of 1999. The growth in non-interest income reflects the impact of the continued maturation of our supermarket banking program which was offset by a decrease in mortgage banking income. Retail banking fees increased 50.3% in the 2000 second quarter to $5.8 million from $3.9 million in the 1999 second quarter. Insurance, annuity and mutual fund fees for the second quarter of 2000 increased 3.9% to $2.3 million from $2.2 million in the 1999 second quarter. Mortgage banking income was $0.2 million in the second quarter of 2000 compared to $0.7 million in the second quarter of 1999. The decrease in mortgage banking income was due to a decrease in the Bank's loans held for sale volume as a result of the wind down of the residential mortgage origination operations. For the first half of 2000, non-interest income, excluding net gains on sales of interest-earning assets was $17.2 million, an increase of 12.6% over $15.3 million in the first half of 1999.

         Non-interest expense, decreased by $3.0 million, or 15.1% to $17.2 million in the second quarter of 2000 compared to $20.2 million for the 1999 second quarter and $20.4 million for the first quarter of 2000, excluding the restructuring charges and recoveries. The decrease was due to the restructuring of the residential mortgage division, the reduction of the Company's workforce and the elimination of certain discretionary expenses. For the first half of 2000, non-interest expense was $37.6 million, excluding restructuring charges, net of recoveries, a decrease of 5.7% from $39.9 million in the first half of 1999.

         At June 30, 2000, Haven had total assets of $2.93 billion. Stockholders' equity was $108.6 million, or $11.90 book value per share, compared to $105.6 million, or $11.73 book value per share at December 31, 1999. This increase was primarily due to net income of $7.2 million for the six month period ended June 30, 2000 which was partially offset by an after tax increase in the unrealized loss on securities available for sale of $4.2 million due to an increase in interest rates during the six month period ended June 30, 2000. CFS Bank's tangible, core and risk-based capital ratios at June 30, 2000, were 6.07%, 6.07% and 12.69%, respectively. These ratios exceeded the minimum regulatory requirements of 2.00%, 4.00% and 8.00%, respectively. The Bank is considered "well capitalized" by regulatory standards.

         Headquartered in Westbury, New York, Haven Bancorp, Inc. is the holding company for CFS Bank, a community-oriented institution offering deposit products, residential and commercial real estate loans and a full range of financial services including discount brokerage, mutual funds, annuities and insurance products through eight full-service banking offices and 62 supermarket branches located in New York City, Nassau, Suffolk, Rockland and Westchester Counties, New Jersey and Connecticut. Haven provides auto, homeowners and business lines of insurance through its subsidiary, CFS Insurance Agency, Inc. The Bank's deposits are insured by the FDIC.

HAVEN BANCORP, INC. AND QUEENS COUNTY BANCORP, INC. WILL BE FILING A JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS CONCERNING THE MERGER OF THE TWO COMPANIES WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). WE URGE INVESTORS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

INVESTORS WILL BE ABLE TO OBTAIN THESE DOCUMENTS FREE OF CHARGE AT THE SEC'S WEB SITE (WWW.SEC.GOV). IN ADDITION, DOCUMENTS FILED WITH THE SEC BY HAVEN BANCORP WILL BE AVAILABLE FREE OF CHARGE FROM HAVEN BANCORP, 615 MERRICK AVENUE, WESTBURY, NEW YORK 11590. DOCUMENTS FILED WITH THE SEC BY QUEENS COUNTY BANCORP WILL BE AVAILABLE WITHOUT CHARGE FROM THE VICE PRESIDENT, INVESTOR RELATIONS, QUEENS COUNTY BANCORP, 38-25 MAIN STREET, FLUSHING, NEW YORK 11354.

THE DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN OTHER MEMBERS OF MANAGEMENT OF HAVEN BANCORP AND QUEENS COUNTY BANCORP MAY BE SOLICITING PROXIES IN FAVOR OF THE MERGER FROM THE COMPANIES' RESPECTIVE SHAREHOLDERS. FOR INFORMATION ABOUT THESE DIRECTORS, EXECUTIVE OFFICERS, AND MEMBERS OF MANAGEMENT, SHAREHOLDERS ARE ASKED TO REFER TO THE MOST RECENT PROXY STATEMENTS ISSUED BY THE RESPECTIVE COMPANIES, WHICH ARE AVAILABLE AT THE ADDRESSES PROVIDED IN THE PRECEDING PARAGRAPH.

SAFE HARBOR PROVISIONS OF THE PRIVATE LITIGATION REFORM ACT OF 1995

STATEMENTS MADE HEREIN THAT ARE FORWARD-LOOKING IN NATURE WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THOSE RELATED TO OVERALL BUSINESS CONDITIONS, PARTICULARLY IN THE CONSUMER FINANCIAL SERVICES, MORTGAGE AND INSURANCE MARKETS IN WHICH HAVEN OPERATES, FISCAL AND MONETARY POLICY, COMPETITIVE PRODUCTS AND PRICING, CREDIT RISK MANAGEMENT, CHANGES IN REGULATIONS AFFECTING FINANCIAL INSTITUTIONS AND OTHER RISKS AND UNCERTAINTIES DISCUSSED IN HAVEN'S SEC FILINGS, INCLUDING ITS 1999 FORM 10-K. HAVEN DISCLAIMS ANY OBLIGATION TO PUBLICLY ANNOUNCE FUTURE EVENTS OR DEVELOPMENTS, WHICH MAY AFFECT THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

                               HAVEN BANCORP, INC.
              SELECTED FINANCIAL RATIOS AND SELECTED FINANCIAL DATA

SELECTED FINANCIAL RATIOS
                                                     Three Months Ended                      Six Months Ended
                                                          June 30,                               June 30,
                                              ----------------------------------      -------------------------------
                                                   2000                1999               2000              1999
                                              ----------------     -------------      -------------     -------------
                                                          (annualized)                          (annualized)
Return on average assets                            0.96%               0.50%               0.49%           0.46%
Return on average assets
   excluding restructuring charges                  0.95                0.50                0.79            0.46
Return on average equity                           27.19               11.38               13.78           10.01
Return on average equity
   excluding restructuring charges                 26.74               11.38               22.35           10.01
Net interest spread                                 2.77                2.83                2.74            2.79
Net interest margin                                 2.80                2.87                2.77            2.84
Operating expenses to average assets(1)             2.32                3.00                2.53            3.08

 (1) For the purpose of this calculation, operating expenses equal non-interest expense excluding amortization of goodwill, real estate owned operations, net and non-performing loan expenses totaling $118,000 and $296,000 for the three months ended June 30, 2000 and 1999, respectively, and $193,000 and $486,000 for the six months ended June 30, 2000 and 1999, respectively. Also excluded from operating expenses are restructuring (recoveries) charges of ($180,000) and $6.9 million for the three and six months ended June 30, 2000, respectively.

                                                                JUNE 30,                       DECEMBER 31,
                                                                  2000                             1999
                                                          ---------------------             -------------------
Stockholders' equity to total assets                              3.70%                            3.56%
Stockholders' equity per share                                  $11.90                           $11.73
Non-performing loans to total loans                               0.38%                            0.42%
Non-performing assets to total assets                             0.26                             0.27
Allowance for loan losses to non-performing loans               247.93                           216.56
Allowance for loan losses to total loans                          0.94                             0.92

SELECTED FINANCIAL DATA - RETAIL BRANCHES(1)
TRADITIONAL BRANCHES
8 Branches
June 30, 2000                                 NUMBER                                      % OF TRADITIONAL
                                            OF ACCOUNTS           BALANCE                 BRANCH DEPOSITS
Total Deposits                               170,895          $1.24 billion               ---------------
                                             -------          -------------
         Checking                             68,346          $170.7 million              13.8%
         Savings & Money Market               61,436          $394.7 million              31.8%
         Certificates                         41,113          $675.0 million              54.4%
Cost of deposits                                              3.88%
Fee income contribution(2)                                    $2.6 million

SUPERMARKET BRANCHES
62 Branches
June 30, 2000                                 NUMBER                                      % OF SUPERMARKET
                                            OF ACCOUNTS           BALANCE                 BRANCH DEPOSITS
Total Deposits                              225,351           $908.3 million              ---------------
                                            -------           --------------
         Checking                           126,734           $117.9 million              13.0%
         Savings & Money Market              71,731           $324.9 million              35.8%
         Certificates                        26,886           $465.5 million              51.2%
Cost of deposits                                              4.61%
Fee income contribution(2)                                    $5.4 million

(1) Excludes approximately $5.2 million of deposits held in the administrative branch.
(2) For the three months ended June 30, 2000.

                               HAVEN BANCORP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)


                                                         Three Months Ended               Six Months Ended
                                                               June 30,                       June 30,
                                                         2000            1999            2000            1999
                                                   -------------    ------------    -----------     ------------
INTEREST INCOME
Loans                                                  $ 34,123         $28,416        $68,530          $54,151
Mortgage backed securities                               12,793          12,686         25,650           25,336
Money market investments                                    113              39            260               69
Debt and equity securities                                4,822           3,095          9,148            5,160
                                                   -------------    ------------    -----------     ------------
          Total Interest Income                          51,851          44,236        103,588           84,716
                                                   -------------    ------------    -----------     ------------

INTEREST EXPENSE


Deposits
     Savings accounts                                     4,501           5,015          9,017            9,684
     NOW accounts                                           289             419            671              743
     Money market accounts                                  642             440          1,171              859
     Certificate accounts                                16,081          12,071         31,652           23,824
Borrowed funds                                           10,519           8,371         21,666           15,480
                                                       --------         -------       --------          -------
          Total Interest Expense                         32,032          26,316         64,177           50,590
                                                       --------         -------       --------          -------

Net interest income before provision for loan losses     19,819          17,920         39,411           34,126
Provision for loan losses                                   585             880          1,150            1,555
                                                   -------------    ------------    -----------     ------------
Net interest income after provision for loan losses      19,234          17,040         38,261           32,571
                                                   -------------    ------------    -----------     ------------

NON INTEREST INCOME
Loan fees and servicing income                              342             422            606              927
Mortgage banking income                                     171             677          1,255            2,945
Retail banking fees                                       5,811           3,865         10,677            6,944
Net gain on sales of interest earning assets                 --           1,234            126            1,569
Insurance, annuity and mutual fund fees                   2,252           2,168          4,421            4,143
Other                                                       141             182            235              317
                                                   -------------    ------------    -----------     ------------
          Total Non Interest Income                       8,717           8,548         17,320           16,845
                                                   -------------    ------------    -----------     ------------

NON INTEREST EXPENSE
Compensation and benefits                                 8,541          10,927         19,578           21,967
Occupancy and equipment                                   3,156           3,439          6,765            6,783
REO operations, net                                          79             (33)           (97)            (184)
Federal deposit insurance premiums                          120             254            228              508
Restructuring (recoveries) charges                         (180)             --          6,877               --
Other                                                     5,304           5,662         11,144           10,800
                                                   -------------    ------------    -----------     ------------
          Total Non Interest Expense                     17,020          20,249         44,495           39,874
                                                   -------------    ------------    -----------     ------------

Income before income tax expense                         10,931           5,339         11,086            9,542
Income tax expense                                        3,845           2,011          3,899            3,614
                                                   -------------    ------------    -----------     ------------
Net income                                              $ 7,086         $ 3,328         $7,187           $5,928
                                                   =============    ============    ===========     ============

Net income per common share:       Basic                 $ 0.80          $ 0.38          $0.81            $0.68
                                                   =============    ============    ===========     ============
                                   Diluted               $ 0.76          $ 0.37          $0.77            $0.66
                                                   =============    ============    ===========     ============

Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

                               HAVEN BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                      (In thousands, except for share data)

                                                              June 30,                   December 31,
                                                                2000                         1999
                                                           ------------------         -------------------
ASSETS
Cash and due from banks                                             $ 56,677                    $ 41,479
Money market investments                                               5,753                       1,238
Securities available for sale                                        931,342                     937,299
Loans held for sale                                                    7,838                      82,709
Federal Home Loan Bank of NY Stock                                    27,865                      27,865
Loans receivable:
      First mortgage loans                                         1,797,390                   1,777,208
      Cooperative apartment loans                                      4,692                       3,669
      Other loans                                                     22,901                      25,948
                                                           ------------------         -------------------
Total loans receivable                                             1,824,983                   1,806,825
Less allowance for loan losses                                       (17,235)                    (16,699)
                                                           ------------------         -------------------
      Loans receivable, net                                        1,807,748                   1,790,126
Premises and equipment, net                                           34,460                      35,928
Accrued interest receivable                                           16,637                      15,825
Other assets                                                          42,296                      33,381
                                                           ------------------         -------------------
                                                           ------------------         -------------------
           Total Assets                                          $ 2,930,616                  $2,965,850
                                                           ==================         ===================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
      Deposits                                                   $ 2,153,957                  $2,080,613
      Borrowed funds                                                 643,131                     749,232
      Other liabilities                                               24,978                      30,422
                                                           ------------------         -------------------
           Total Liabilities                                       2,822,066                   2,860,267
                                                           ------------------         -------------------

Stockholders' Equity:
Preferred stock ($.01 par value, 2,000,000
      shares authorized, none issued)                                -                            -
Common stock ($.01 par value, 30,000,000 shares
      authorized, 9,918,750 issued; 9,119,219 and
      9,000,237 outstanding at June 30, 2000 and
      December 31, 1999, respectively)                                   100                         100
Additional paid-in capital                                            53,190                      52,336
Retained earnings, substantially restricted                           94,926                      89,083
Accumulated other comprehensive loss:
      Unrealized loss on securities available-
      for-sale, net of tax effect                                    (29,674)                    (25,465)
Treasury stock, at cost (799,531 and 918,513 shares
      at June 30, 2000 and December 31, 1999, respectively)           (8,155)                     (8,934)
Unallocated common stock held by ESOP                                   (795)                       (934)
Unearned common stock held by Bank's Recognition
      Plans and Trusts                                                  (206)                       (231)
Unearned compensation                                                   (836)                       (372)
                                                           ------------------         -------------------
           Total Stockholders' Equity                                108,550                     105,583
                                                           ------------------         -------------------
                                                           ------------------         -------------------
           Total Liabilities and Stockholders' Equity            $ 2,930,616                  $2,965,850
                                                           ==================         ===================

Book value per share                                                 $ 11.90                      $11.73
                                                           ==================         ===================


                               HAVEN BANCORP, IC.
            CONSOLIDATED AVERAGE BALANCE SHEET   YIELD/RATE ANALYSIS
                             (Dollars in thousands)


                                                                      For the
                                                                   Three Months Ended
                                                                   ------------------
                                                   June 30, 2000                                        June 30, 1999
                                                   -------------                                        -------------
                                                      Average                    Yield/     Average                         Yield/
                                                      Balance     Interest      Rate(1)    Balance           Interest       Rate(1)
                                                      -------     --------      -------    -------           --------       -------
ASSETS
------
Interest earning assets
      Mortgage loans                                   $1,836,814   $ 33,555       7.31%    $ 1,487,501        $ 27,630     7.43%
      Other loans                                          23,708        568        9.58         34,045             786      9.23
      Mortgage backed securities                          714,904     12,793        7.16        789,405          12,686      6.43
      Money market investments                              5,974        113        7.57          2,214              39      7.05
      Debt and equity securities                          249,112      4,822        7.74        184,011           3,095      6.73
                                                  ---------------- ---------               -------------       --------
           Total interest earning assets                2,830,512     51,851        7.33      2,497,176          44,236      7.09
                                                                   ---------                                   --------
Non interest earning assets                               115,829                               166,919
                                                  ----------------                         -------------
           Total assets                                $2,946,341                           $ 2,664,095
                                                  ================                         =============


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Interest bearing liabilities
      Savings accounts                                  $ 653,396    $ 4,501       2.76%      $ 637,276         $ 5,015      3.15%
      Certificate accounts                              1,129,751     16,081        5.69        932,977          12,071      5.18
      NOW accounts                                        288,751        289        0.40        238,726             419      0.70
      Money market accounts                                73,124        642        3.51         56,364             440      3.12
      Borrowed funds                                      665,242     10,519        6.32        607,135           8,371      5.52
                                                  ----------------  --------               -------------       --------
           Total interest bearing liabilities           2,810,264     32,032        4.56      2,472,478          26,316      4.26
                                                                    --------                                   --------
Other liabilities                                          31,846                                74,651
                                                  ----------------                         -------------
           Total liabilities                            2,842,110                             2,547,129
Stockholders' equity                                      104,231                               116,966
                                                  ----------------                         -------------
           Total liabilities and
           stockholders' equity                        $2,946,341                           $ 2,664,095
                                                  ================                         =============


Net interest income                                                 $ 19,819                                   $ 17,920
                                                                    ========                                   =========
Net interest spread                                                                2.77%                                    2.83%
                                                                                ========                                   ======
Net interest margin                                                                2.80%                                    2.87%
                                                                                ========                                   ======

(1) annualized
                                       -8-

                                                        HAVEN BANCORP, INC.
                                     Consolidated Average Balance Sheet - Yield/Rate Analysis
                                                      (Dollars in thousands)


                                                                                  For the
                                                                               Six Months Ended
                                                                               ----------------
                                                              June 30, 2000                              June 30, 1999
                                                              -------------                              -------------

                                                     Average                    Yield/         Average                      Yield/
                                                     Balance      Interest      Rate(1)        Balance         Interest     Rate(1)
                                                     -------      --------      -------        -------         --------     -------

ASSETS
------
Interest-earning assets
     Mortgage loans                                $1,845,854      $ 67,457      7.31%       $ 1,432,368      $ 52,515       7.33%
     Other loans                                       24,465         1,073      8.77             35,607         1,636       9.19
     Mortgage-backed securities                       724,717        25,650      7.08            775,820        25,336       6.53
     Money market investments                           8,938           260      5.82              1,865            69       7.40
     Debt and equity securities                       238,759         9,148      7.66            158,539         5,160       6.51
                                                   ----------      --------                  -----------      --------
           Total interest-earning assets            2,842,733       103,588      7.29          2,404,199        84,716       7.05
                                                                   --------                                   --------
Non-interest-earning assets                           119,568                                    157,266
                                                   ----------                                -----------
           Total assets                            $2,962,301                                $ 2,561,465
                                                   ==========                                ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Interest-bearing liabilities
     Savings accounts                               $ 642,148       $ 9,017      2.81%         $ 606,660       $ 9,684       3.19%
     Certificate accounts                           1,135,393        31,652      5.58            912,513        23,824       5.22
     NOW accounts                                     274,704           671      0.49            230,613           743       0.64
     Money market accounts                             71,698         1,171      3.27             57,175           859       3.00
     Borrowed funds                                   694,448        21,666      6.24            568,617        15,480       5.44
                                                   ----------      --------                  -----------      --------
           Total interest-bearing liabilities       2,818,391        64,177      4.55          2,375,578        50,590       4.26
                                                                   --------                                   --------
Other liabilities                                      39,581                                     67,392
                                                   ----------                                -----------
           Total liabilities                        2,857,972                                  2,442,970
Stockholders' equity                                  104,329                                    118,495
                                                   ----------                                -----------
           Total liabilities and
           stockholders' equity                    $2,962,301                                $ 2,561,465
                                                   ==========                                ===========


Net interest income                                                $ 39,411                                   $ 34,126
                                                                   ========                                   ========
Net interest spread                                                              2.74%                                       2.79%
                                                                                 ====                                        ====
Net interest margin                                                              2.77%                                       2.84%
                                                                                 ====                                        ====

(1) annualized

                                                       HAVEN BANCORP, INC.
                                                CONSOLIDATED STATEMENTS OF INCOME
                                              (In thousands, except per share data)


                                                             2000                                     1999
                                                     -------       -------       ------------------------------------------------
                                                        2Q            1Q            4Q           3Q            2Q           1Q
                                                     -------       -------       ------------------------------------------------
INTEREST INCOME
---------------
Loans                                                $34,123       $34,407       $33,923       $31,339       $28,416      $25,735
Mortgage-backed securities                            12,793        12,857        12,566        12,952        12,686       12,650
Money market investments                                 113           147            20            53            39           30
Debt and equity securities                             4,822         4,326         4,160         4,134         3,095        2,065
                                                     -------       -------       -------       -------       -------      -------
          Total Interest Income                       51,851        51,737        50,669        48,478        44,236       40,480
                                                     -------       -------       -------       -------       -------      -------

INTEREST EXPENSE
----------------
Deposits
     Savings accounts                                  4,501         4,516         4,867         5,114         5,015        4,669
     NOW accounts                                        289           382           503           428           419          324
     Money market accounts                               642           529           544           430           440          419
     Certificate accounts                             16,081        15,571        14,891        13,554        12,071       11,753
Borrowed funds                                        10,519        11,147        11,585        10,400         8,371        7,109
                                                     -------       -------       -------       -------       -------      -------
          Total Interest Expense                      32,032        32,145        32,390        29,926        26,316       24,274
                                                     -------       -------       -------       -------       -------      -------

Net interest income before provision for loan losses  19,819        19,592        18,279        18,552        17,920       16,206
Provision for loan losses                                585           565         1,035         1,035           880          675
                                                     -------       -------       -------       -------       -------      -------
Net interest income after provision for loan losses   19,234        19,027        17,244        17,517        17,040       15,531
                                                     -------       -------       -------       -------       -------      -------

NON-INTEREST INCOME
-------------------
Loan fees and servicing income                           342           264         1,285           528           422          505
Mortgage banking income                                  171         1,084           692            97           677        2,268
Retail banking fees                                    5,811         4,866         4,634         4,472         3,865        3,079
Net gain on sales of interest-earning assets               -           126          (930)          111         1,234          335
Insurance, annuity and mutual fund fees                2,252         2,169         1,885         2,231         2,168        1,975
Other                                                    141            94           211           170           182          135
                                                     -------       -------       -------       -------       -------      -------
          Total Non-Interest Income                    8,717         8,603         7,777         7,609         8,548        8,297
                                                     -------       -------       -------       -------       -------      -------

NON-INTEREST EXPENSE
--------------------
Compensation and benefits                              8,541        11,037        11,803        10,917        10,927       11,040
Occupancy and equipment                                3,156         3,609         2,723         3,482         3,439        3,344
REO operations, net                                       79          (176)         (148)          112           (33)        (151)
Federal deposit insurance premiums                       120           108           302           255           254          254
Restructuring (recoveries) charges                      (180)        7,057             -             -             -            -
Other                                                  5,304         5,840         5,253         5,520         5,662        5,138
                                                     -------       -------       -------       -------       -------      -------
          Total Non-Interest Expense                  17,020        27,475        19,933        20,286        20,249       19,625
                                                     -------       -------       -------       -------       -------      -------

Income before income tax expense                      10,931           155         5,088         4,840         5,339        4,203
Income tax expense                                     3,845            54         1,359         1,890         2,011        1,603
                                                     -------       -------       -------       -------       -------      -------

Net income                                           $ 7,086         $ 101       $ 3,729       $ 2,950       $ 3,328      $ 2,600
                                                     =======       =======       =======       =======       =======      =======

Net income per common share:
                       Basic                          $ 0.80         $0.01         $0.42         $0.34         $0.38        $0.30
                                                     =======       =======       =======       =======       =======      =======
                       Diluted                        $ 0.76         $0.01         $0.40         $0.32         $0.37        $0.29
                                                     =======       =======       =======       =======       =======      =======

Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.


                                      -10-